Exhibit 99.1

AdCare Health Systems Closes $2.1 Million Convertible Note Placement and Secures $1.4 Million Bridge Loan Financing

SPRINGFIELD, Ohio, April 1, 2011 - AdCare Health Systems, Inc. (NYSE AMEX: ADK), a leading skilled nursing and assisted living provider, held an initial closing of $2.1 million on a private placement of subordinated convertible notes due March 2014.

The notes, which are unsecured and subordinated in right of payment to existing and future senior indebtedness, will pay interest quarterly at an annual rate of 10.0% and are convertible into shares of common stock of AdCare at an initial conversion price equal to 115% of the lesser of the volume-weighted average price of AdCare’s common stock for the 10 trading day periods prior to and following the filing of AdCare’s Annual Report on Form 10-K for the year ended December 31, 2010.

If after six months from the closing of the transaction AdCare’s common stock trades at or above 200% of the conversion price for 20 out of 30 consecutive trading days, with an average daily trading volume of over 50,000 shares, then AdCare may force conversion at its option.

Cantone Research, Inc. served as the exclusive placement agent in connection with the notes offering.

The notes were offered and issued only to accredited investors in a private placement transaction. Also on March 31, 2011, AdCare borrowed $1.4 million under a 90-day promissory note supplied by an affiliate of Cantone Research.

AdCare expects to use the net proceeds from these financings for general corporate purposes, including the previously announced agreement to acquire three skilled nursing facilities in Georgia, and general and administrative expenses.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE AMEX: ADK) is a recognized innovator in senior living and health care facility management. AdCare develops, owns and manages assisted living facilities, nursing homes and retirement communities, as well as provides home health care services. Since its inception in 1988, AdCare's mission has been to provide the highest quality of healthcare services to the elderly. For more information about AdCare, visit www.adcarehealth.com.

Exhibit 99.1

Important Cautions Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management, and involve known and unknown risks, results, performance or achievements of AdCare which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the SEC and include, among others, AdCare’s ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts

Boyd Gentry, Co-CEO

Chris Brogdon, Vice Chairman & CAO

AdCare Health Systems, Inc.

Tel (937) 964-8974

info@adcarehealth.com

Investor Relations

Ron Both or Geoffrey Plank

Liolios Group, Inc.

Tel (949) 574-3860

info@liolios.com